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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                             Cross (A.T.) Company
- - --------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
- - --------------------------------------------------------------------------------
                        (Title of Class of Securities)
                                   227478104
                     ---------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           PAGE  1  OF  9  PAGES

- - -----------------------                                  ---------------------
  CUSIP NO. 227478104                   13G                PAGE 2 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                               (a) [_]
      N/A                                                        (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commonwealth of Massachusetts

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      See line 9, above.

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IC, BD, IA, HC

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 9 pages

- - -----------------------                                  ---------------------
  CUSIP NO. 227478104                   13G                PAGE 3 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. NO. 04-2687223
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    -0-

- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      See line 9, above.

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 9 pages

- - -----------------------                                  ---------------------
  CUSIP NO. 227478104                   13G                PAGE 4 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Berkeley Financial Group
      I.R.S. No. 04-3145626
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commonwealth of Massachusetts

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,411,178: 1,386,778 through its direct, wholly-owned subsidiary, NM
      Capital Management, Inc. and 24,400 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.4%

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 9 pages

- - -----------------------                                  ---------------------
  CUSIP NO. 227478104                   13G                PAGE 5 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NM Capital Management, INc.
      I.R.S. No. 85-0268885
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New Mexico

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            240,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,386,778

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,386,778

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.3%

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 9 pages

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any tittle of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


        Item 1(a)       Name of Issuer:
                        --------------
                        (A.T.) Cross Company

        Item 1(b)       Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------
                        One Albion Road
                        Lincoln, Rl 02865

        Item 2(a)       Name of Person Filing:
                        ---------------------
                        This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

        Item 2(b)       Address of the Principal Offices:
                        --------------------------------
                        The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

        Item 2(c)       Citizenship:
                        -----------
                        JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

        Item 2(d)       Title of Class of Securities:
                        ----------------------------
                        Common Stock.

        Item 2(e)       CUSIP Number:
                        ------------
                        227478104

        Item 3          If the Statement is being filed pursuant to Rule 13d-
                        -----------------------------------------------------
                        1(b), or 13d-2(b), check whether the person filing is a:
                        -------------------------------------------------------

                        JHMLICO: (a) (X) Broker or Dealer registered under (S)15
                                          of the Act.

                                 (c) (X) Insurance Company as defined in
                                          (S)3(a)(19) of the Act.

                                 (e) (X) Investment Adviser registered under
                                          (S)203 of the Investment Advisers Act
                                          of 1940.

                                 (g) (X) Parent Holding Company, in accordance
                                          with (S)240.13d-1(b)(ii)(G).



                             PAGE  6  OF  9  PAGES

                        JHSI     (g) (X) Parent Holding Company, in accordance
                                          with 240.13d-1(b)(ii)(G).

                        TBFG     (g) (X) Parent Holding Company, in accordance
                                          with 240.13d-1(b)(ii)(G).

                        NM       (e) (X) Investment Adviser registered under
                                          203 of the Investment Advisers Act
                                          of 1940.

        Item 4          Ownership:
                        ---------

                        (a)  Amount Beneficially Owned:
                             -------------------------
                             NM beneficially owns 1,386,778 shares of Common Stock in various advisory accounts. In addition to the shares owned by NM, TBFG beneficially owns 25,400 shares of Common Stock through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc. ("Advisers") which manages the John Hancock Special Value Fund under an advisory agreement dated October 1, 1993.

                        (b)  Percent of Class:
                             ----------------
                             TBFG - 9.4%
                             NM   - 9.3%

                        (c)  (i)    sole power to vote or to direct the vote:
                                    NM              - 240,600 shares
                                    Advisers        -  24,400 shares

                             (ii)   shared power to vote or to direct the
                                    vote:  -0-

                             (iii) sole power to dispose or to direct the disposition of:
                                    NM              - 1,386,778 shares
                                    Advisers        -    24,400 shares

                             (iv) shared power to dispose or to direct the disposition of: -0-

        Item 5          Ownership of Five Percent or Less of a Class:
                        --------------------------------------------
                        Not applicable.

        Item 6          Ownership of More than Five Percent on Behalf of Another
                        --------------------------------------------------------
                        Person:
                        ------
                        See Item 4(a).

        Item 7          Identification and Classification of the Subsidiary
                        ---------------------------------------------------
                        which Acquired the Security Being Reported on by the
                        ----------------------------------------------------
                        Parent Holding Company:
                        ----------------------
                        See Items 2(a), 3 and 4.

        Item 8          Identification and Classification of Members of the
                        ---------------------------------------------------
                        Group:
                        -----
                        Not applicable.

        Item 9          Notice of Dissolution of a Group:
                        --------------------------------
                        Not applicable.

        Item 10         Certification:
                        -------------
                        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                             PAGE  7  OF  9  PAGES

                                   SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                    By:    /s/ John T. Farady
                                         -------------------------------------
                                    Name:  John T. Farady
                                          ------------------------------------
Dated: January 19, 1995             Title: Senior Vice President & Treasurer
      -------------------                 ------------------------------------


                                    JOHN HANCOCK SUBSIDIARIES, INC.

                                    By:      /s/ John T. Farady
                                         -------------------------------------
                                    Name:    John T. Farady
                                          ------------------------------------
Dated: January 19, 1995             Title:   Treasurer
      -------------------                 ------------------------------------



                                    THE BERKELEY FINANCIAL GROUP

                                    By:      /s/ Susan S. Newton
                                         -------------------------------------
                                    Name:    Susan S. Newton
                                          ------------------------------------
Dated: January 19, 1995             Title:   Vice President
      -------------------                 ------------------------------------


                                    NM CAPITAL MANAGEMENT, INC.

                                    By:      /s/ Susan S. Newton
                                         ------------------------------------
                                    Name:    Susan S. Newton
                                          -----------------------------------
Dated: January 19, 1995             Title:   Assistant Secretary
      -------------------                 -----------------------------------





                             PAGE  8  OF  9  PAGES

                                                             EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------


        John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and NM Capital Mangement, Inc. agree that the
Schedule 13G Amendment 1, to which this Agreement is attached, relating to the Common Stock of AAR CORP. is filed on behalf of each of them.




                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                                      By:    /s/ John T. Farady
                                         -------------------------------------
                                      Name:  John T. Faraday
                                           -----------------------------------
Dated:  January 19, 1995              Title: Senior Vice President & Treasurer
      --------------------                  ----------------------------------




                                      JOHN HANCOCK SUBSIDIARIES, INC.
                                      By:    /s/ John T. Farady
                                         ------------------------------------
                                      Name:  John T. Farady
                                           ----------------------------------
Dated:  January 19, 1995              Title: Treasurer
      --------------------                  ---------------------------------



                                      THE BERKELEY FINANCIAL GROUP
                                      By:    /s/ Susan S. Newton
                                         -------------------------------------
                                      Name:  Susan S. Newton
                                           -----------------------------------
Dated:  January 19, 1995              Title: Vice President
      --------------------                  ----------------------------------


                                      NM CAPITAL MANAGEMENT, INC.
                                      By:    /s/ Susan S. Newton
                                          ------------------------------------
                                      Name:  Susan S. Newton
                                           -----------------------------------
Dated:  January 19, 1995              Title: Assistant Secretary
      --------------------                  ----------------------------------







                             PAGE  9  OF  9  PAGES